SUPERCUTS
Corporate Headquarters
550 California Street
San Francisco, CA 94104
415/693-4700
Fax 415/693-4944



July 1, 1996




Supercuts, Inc.
550 California Street
San Francisco, CA  94104

Ladies and Gentlemen:

I submit this opinion to you in connection  with the filing with the
Securities and  Exchange   Commission  of  a  registration   statement  on
Form S-8 (the "Registration Statement") by Supercuts, Inc. (the "Company") for the Company's Stock Plan, Employee Stock Purchase Plan and Nonemployee Director Nonqualified Stock Option Plan (collectively, the "Plans") to register an aggregate of 1,097,500 shares of common stock of the Company, par value per share $0.01 per share, for issuance pursuant to the Plans (the "Shares").

As General Counsel to the Company, I have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to my satisfaction) of such documents, certificates and records as I deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans for consideration of at least $0.01 per share, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SUPERCUTS, INC.

/s/ Lawrence D. Imber

Lawrence D. Imber Sr. Vice President General Counsel and Secretary